Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Delek US Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	1,900,000	$13.16	$25,004,000	$0.00015310	$3,828.11
Total Offering Amounts					$25,004,000		$3,828.11
Total Fee Offsets							$—
Net Fee Due							$3,828.11

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued pursuant to the Delek US Holdings, Inc. 2016 Long-Term Incentive Plan, as amended (the “2016 Plan”) as a result of adjustments for stock dividends, stock splits or similar transactions effected without receipt of consideration, that increase the number of outstanding shares of the common stock, par value $0.01 per share (the “Common Stock”) of Delek US Holdings, Inc. (the “Company”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on April 30, 2025.

(3)
The Company is registering an additional 1,900,000 shares of Common Stock relating to the 2016 Plan. Pursuant to General Instruction E to Form S-8, the fee set forth in the table above is only with respect to those additional shares.